                                                                   EXHIBIT 99.1

MEDIA RELATIONS                                      INVESTOR RELATIONS
Nancy Childs                                         Phil Ruddick
(781) 386-3122                                       (781) 386-6638
childsn@polaroid.com                                 ruddicp@polaroid.com

                              FOR IMMEDIATE RELEASE

             POLAROID FOURTH QUARTER 1999 SALES UP 20%; Q4 EPS $.64

              -- RECORD 9.7 MILLION INSTANT CAMERAS SOLD IN 1999 --

         CAMBRIDGE, MASS., -- JANUARY 26, 2000 -- Polaroid Corporation (NYSE:
PRD) today reported fourth quarter 1999 revenues of $650 million, up 20 percent from $542 million in the same period in 1998. The company reported net earnings of $29 million, or $.64 per diluted share, for the 1999 fourth quarter. This compares with a net loss of $76 million, or $1.72 loss per diluted share in the same period in 1998.

         Gary T. DiCamillo, chairman and chief executive officer said, "This was an excellent quarter, capping an increasingly strong year for Polaroid and marking a clear milestone in our turnaround. We set a new full-year sales record of 9.7 million instant cameras. We also sold more than 400,000 digital cameras, capturing the number-one position in the U.S. mass merchant channel and putting Polaroid among the leaders in total digital camera volume in the United States in 1999. Full year revenues for both instant film and cameras showed solid increases, validating our strategy to re-invigorate the business through new products, new channels and new customers. These results give us confidence in the future."

                                     (MORE)

                                      POLAROID FOURTH QUARTER 1999 EARNINGS - 2

         In the fourth quarter of 1999, compared with the same period in 1998, sales in the Americas segment were up 21 percent, with U.S. sales up 23 percent; European segment sales were up 11 percent; and Asia/Pacific sales were up 29 percent. These strong results stemmed from sales of new products, such as the Polaroid I-Zone Instant Pocket Camera, JoyCam, the PhotoMAX line of digital cameras and the SP-350 retail document photo system, as well as increases in the balance of the core business. European currency weakened significantly compared with the fourth quarter of 1998 negatively affecting European sales; however, this was offset by a stronger yen which positively affected sales in Japan.

         Operating profit for the quarter was $62 million, compared to a loss of $82 million in the fourth quarter of 1998. Excluding restructuring and other charges in 1998's fourth quarter, operating profit would have been $11 million. Exchange rate fluctuations reduced operating profit by approximately $5 million versus the same period in 1998.

         The 1999 fourth quarter results also include a pre-tax credit of approximately $25 million related to lump-sum pension distributions. This credit essentially was offset by factors related to non-core businesses and to exiting certain product lines.

         "We are continuing to focus on the areas of highest profitability in our core business and to manage our asset portfolio for shareholder value," said DiCamillo. "Consequently, we've taken a number of strong steps this year to sell, create partnerships for, or otherwise exit certain non-core businesses and to eliminate some less profitable products." In 1999, Polaroid sold its computer monitor anti-glare filter business and fiber optics technology, and completed a partnership agreement for its graphics imaging business.

                                     (MORE)

                                      POLAROID FOURTH QUARTER 1999 EARNINGS - 3

         Polaroid's balance sheet continues to strengthen. Compared to year-end 1998, receivables and inventory decreased by more than $100 million. Net debt increased by $16 million in a year when the company made significant cash payments associated with restructuring and substantial investments in advertising, promotions and capital equipment.

         For the full year 1999, worldwide sales were up seven percent to $1.98 billion, compared with $1.85 billion for 1998. Net earnings for 1999 were $9 million, or $.20 per diluted share, compared with a 1998 net loss of $51 million, or $1.15 loss per diluted share. Excluding the previously announced SDIS and graphics write-offs totaling $75 million, and a first quarter real estate gain of $10 million, 1999 net earnings would have been $51 million, or $1.14 per diluted share.

         Polaroid Corporation, with annual sales of approximately $2 billion, is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; sunglasses and polarizers to markets worldwide.

                                      # # #

"JoyCam," "Polaroid," "Polaroid I-Zone," and Polaroid PhotoMAX are trademarks of Polaroid Corporation, Cambridge, Mass., USA.

                    POLAROID CORPORATION AND SUBSIDIARY COMPANIES

                     CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                       PERIODS ENDED DECEMBER 31, 1998 AND 1999

                         (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                                  Fourth Quarter               Twelve Months
                                                                                1998         1999            1998          1999


Net sales                                                                        $541.8       $649.8         $1,845.9      $1,978.6
-----------------------------------------------------------------------------------------------------------------------------------

    Cost of sales                                                                 354.0        384.0          1,108.4       1,170.5

    Marketing, research, engineering and administrative expenses                  220.2        204.0            736.5         700.5

    Restructuring                                                                  50.0            -              50.0            -

-----------------------------------------------------------------------------------------------------------------------------------
Total costs                                                                       624.2        588.0          1,894.9       1,871.0
-----------------------------------------------------------------------------------------------------------------------------------
Profit/(loss) from operations                                                    (82.4)         61.8           (49.0)         107.6

    Other income/(expense)                                                         23.4          2.4             67.7        (16.8)

    Interest expense                                                               17.5         20.4             57.6          77.4

-----------------------------------------------------------------------------------------------------------------------------------
Earnings/(loss) before income taxes                                              (76.5)         43.8           (38.9)          13.4

    Federal, state and foreign income tax expense/(benefit)                       (1.0)         15.3             12.1           4.7
------------------------------------------------------------------------------------------------------- ---------------------------
Net earnings/(loss)                                                             ($75.5)        $28.5          ($51.0)          $8.7
===================================================================================================================================


Basic earnings/(loss) per common share                                          ($1.72)         $.64          ($1.15)          $.20

Diluted earnings/(loss) per common share                                        ($1.72)         $.64          ($1.15)          $.20
-----------------------------------------------------------------------------------------------------------------------------------
Cash dividends per common share                                                    $.15         $.15             $.60          $.60
Weighted average common shares used for basic
          earnings/(loss) per share calculation (in thousands)                   43,883       44,525           44,168        44,304
Weighted average common shares used for diluted
          earnings/(loss) per share calculation (in thousands)                   43,883       44,596           44,168        44,375
Common shares outstanding at end of period (in thousands)                        43,990       44,616           43,990        44,616


===================================================================================================================================

